HT INSIGHT FUNDS, INC.
                           HARRIS INSIGHT FUNDS TRUST

                                 CODE OF ETHICS


         GENERAL PRINCIPLES


         This Code of Ethics ("Code") establishes rules of conduct for "Covered Persons" (as defined herein) of HT Insight Funds, Inc. d/b/a Harris Insight Funds and Harris Insight Funds Trust (each of which is referred to as the "Company", and each portfolio of which entities is referred to as a "Fund") and is designed to govern the personal securities activities of Covered Persons. In general, in connection with personal securities transactions, Covered Persons should (1) always place the interests of the Company's shareholders first; (2) ensure that their personal securities transactions are conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their positions of trust and responsibility; and (3) not take inappropriate advantage of their positions.

I.       DEFINITIONS.  FOR PURPOSES OF THIS CODE:


         A. "Beneficial Ownership" has the meaning set forth in Attachment A.

         B. "Non-interested Board Member" means a director or trustee (as the case may be) of the Company who is not an "interested person" (as defined in the Investment Company Act of 1940, as amended) of the Company; and a "Covered Director" and "Covered Officer" means each director, trustee or officer of the Company who is a Covered Person.

         C. "Covered Person" means a trustee, director, officer, employee or "Advisory Person" (as defined in Rule 17j-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act")) of the Company, [other than a director, officer, general partner or Advisory Person of an investment adviser for a principal underwriter of the Company].

         D. "Covered Security" means any stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof),

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                  or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing. "Covered Security" shall not, however, include any of the following instruments, transactions in which are not subject to the pre-clearance, blackout, or reporting provisions of this Code:

                  1.  direct obligations of the Government of the United States;

                  2. bankers' acceptances, bank certificates of deposit, commercial paper and high-quality sort-term debt instruments, including repurchase agreements; and

                  3. shares of registered open-end investment companies, including shares of the Company.

         E. "Designated Clearance Officer" means a member of the Compliance Department of Harris Bank designated by the Chief Compliance Officer of Harris Bank.

         F.       "Security Held or to be Acquired" by a Fund means-

                  1. Any Covered Security which, within the most recent 15 days-

                      (a) Is or has been held by the Fund; or
                      (b) Is being or has been considered by the Fund or its
                          investment adviser for purchase by the Fund; and

                  2. Any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (I)(D).

         G. "Service Provider" means the Company's investment adviser, portfolio manager, any sub-adviser, and principal underwriter...

II. Unlawful Actions. It is unlawful for any affiliated person of any Fund, or any affiliated person of an investment adviser or principal underwriter for


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         any Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the
         Fund:

         A.       To employ any device, scheme or artifice to defraud the Fund;

         B. To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

         C. To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

         D. To engage in any manipulative practice with respect to the Fund.

III.     RESTRICTIONS ON ACTIVITIES

         A.       BLACKOUT PERIODS

                  Except as provided in Paragraph (VI)(B), below, no Covered Person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership (a) on a day during which the Company has a pending "buy" or "sell" order in that same security until that order is executed or withdrawn or (b) when the Designated Clearance Officer has been advised by the Company's investment adviser, portfolio management agent or investment sub-adviser that the same security is being considered for purchase or sale for any Fund.

         B.       INTERESTED TRANSACTIONS

                  No Covered Person shall recommend any securities transactions to the Company without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

                  1. any direct or indirect Beneficial Ownership of any securities of such issuer;

                  2. any contemplated transaction by such person in such securities;

                  3.       any position with such issuer or its affiliates; and

                  4. any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.


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         C.       INITIAL PUBLIC OFFERINGS AND PRIVATE PLACEMENTS

                  No "Investment Person" (as defined in the Rule) who is a Covered Person shall directly or indirectly acquire Beneficial Ownership of any securities in an initial public offering or private placement unless that Investment Person has submitted for review by and obtained the prior approval of a Designated Clearance Officer who has been provided by such Investment Person with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Investment Person's activities on behalf of the Company) and has concluded after consultation with other investment advisory personnel of the Company, that the Funds have no foreseeable interest in purchasing such securities.

         D.       SHORT-TERM TRADING PROFITS

                  No Advisory Person of the Company who is a Covered Person shall profit within a 60 calendar day period from the purchase and sale, or sale and purchase, of the same (or equivalent) securities of which such Advisory Person has Beneficial Ownership. Any pre-tax profit so realized shall, unless the Company's Board Members approve otherwise, be paid over to the United Way of Greater Chicago.

         D.       GIFTS

                  No Advisory Person of the Company who is a Covered Person shall receive any gift or other things of more than de minimis value from any person or entity that does or seeks to do business with or on behalf of the Company. Gifts of more than de minimis value must be either returned to the donor or paid for by the recipient. This prohibition does not apply to an occasional meal, ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose.

         E.       SERVICE AS A DIRECTOR

                  No Advisory Person of the Company who is a Covered Person shall serve on the board of directors of any publicly traded company without prior written authorization from a committee comprised of the Designated Clearance Officer, the President and a Vice President of the Company's investment adviser or Senior Partner of the Company's portfolio management agent (the "Compliance Committee") based upon a determination that such board service would be consistent with the interests of the Company and its shareholders.

                  In instances in which such service is authorized, the Advisory Person shall not participate in making investment decisions for the Company relating to

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                  the securities of the company on whose board he or she sits through the implementation of appropriate "Chinese Wall" procedures established by the Compliance Committee of the investment adviser.

IV.      EXEMPT TRANSACTIONS

         The prohibitions described in paragraphs (A) and (D) of Section III shall not apply to:

         A. Purchases or sales effected in any account over which the Covered Person has no direct or indirect influence or control;

         B. Purchases or sales in an investment advisory account of a Non-interested Board Member (either alone or with others) over which the investment adviser for the account exercises investment discretion if such Board Member did not have knowledge of the transaction until after the transaction had been executed.

         C. Securities which the Company is not permitted to sell or purchase under the investment objectives and policies set forth in the Company's then current prospectus(es) or registration statement;

         D. Purchases or sales over which neither the Covered Person nor the Company have control;

         E. Purchases that are part of an automatic dividend reinvestment plan;

         F. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from the issuer, and sales of such rights so acquired;

         G. Cumulative purchases or sales within a seven-day period of up to 200 shares of securities issued by any company with a market capitalization in excess of $1 billion. ; or

         H. Subject to the advance approval by a Designated Clearance Officer purchases or sales which are permissible in the opinion of the Designated Clearance Officer because such purchases or sales would be unlikely to affect a highly institutional market, or because such purchases or sales are clearly not related economically to the securities held, purchased or sold by the Company.

V.       COMPLIANCE PROCEDURES

         A.       Execution of personal securities transactions

                  Each Covered Person (other than a Covered Director or Covered

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                  Officer) shall (1) conduct all transactions in securities in which he or she, directly or indirectly, has Beneficial ownership through brokerage accounts that have been identified to a Designated Clearance Officer, (2) cause duplicate copies of confirmations of all transactions required to be reported hereunder and copies of periodic statements for all securities accounts to be sent to a Designated Clearance Officer, and (3) identify to a Designated Clearance Officer any account in which such Covered Person has a beneficial interest.

         B.       PRE-CLEARANCE

                  1. Except as provided in Paragraphs (V)(E) and (VI)(B), below, a Covered Person may directly or indirectly, acquire or dispose of Beneficial Ownership of a security, other than shares of the Company, only if
                           (a) such purchase or sale has been approved in advance by a Designated Clearance Officer, (b) the approved transaction is completed on the same day approval is received and (c) a Designated Clearance Officer has not rescinded such approval prior to execution of the transaction.

                  2. A written authorization for a security transaction will be provided by a Designated Clearance Officer to the person receiving authorization and to memorialize the oral authorization that was granted.

                  3. Pre-clearance approval under paragraph (1) above will expire at the close of business on the trading day after the date on which oral authorization is received, and the Covered Person is required to renew clearance for the transaction if the trade is not completed before the authority expires.

         C.       TRANSACTION REPORTS

                  1. Except as provided in Paragraph (V)(E), below, each Covered Person who acquires or disposes of any direct or indirect Beneficial Ownership of a Covered Security shall submit to a Designated Clearance Officer no later than 10 days after the end of the calendar quarter in which the transaction was effected a report containing the following information:

                           a.       The name of the reporting person;

                           b. The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Covered Security involved;

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                           c.       The nature of the transaction (i.e.,
                                    purchase, sale or any other acquisition or disposition);

                           d. The price of the Covered Security at which the transaction was effected;

                           e. The name of the broker, dealer or bank with or through whom the transaction was effected; and

                           f. The date that the report is submitted by the Covered Person.

                  2. Except as provided in Paragraph (V)(E), below, each Covered Person, no later than 10 days after the end of any calendar quarter in which the Covered Person established or acquired Beneficial ownership of a securities account shall submit to a Designated Clearance Officer a report containing the following information:

                           a.       The name of the reporting person;

                           b. The name of the broker, dealer or bank with whom the Covered Person established the account;

                           c.       The date the account was established; and

                           d. The date that the report is submitted by the Covered Person.

                  3. A Designated Clearance Officer shall review reports received and as appropriate compare the reports with the written pre-clearance authorization provided. If any Designated Clearance Officer is also a Covered Person, that Designated Clearance Officer's trades are to be reviewed by another Designated Clearance Officer.

                  4. Any report submitted to comply with the requirements of this Section V may contain a statement that the report shall not be construed as an admission by the person making such report that such person has any direct or indirect Beneficial Ownership in the securities to which the report relates.

         D.       DISCLOSURE OF PERSONAL HOLDINGS

                  Except as provided in Paragraph (V)(E), below, each Covered Person shall submit to a Designated Clearance Officer the following--

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                  1.       Initial Holdings Report: Upon commencement of
                           employment,(1) but in no case later than 10 days after a person becomes a Covered Person under this Code, each Covered Person shall be required to disclose his or her current personal securities holdings in a report containing the following information:

                           a.   The name of the Covered Person;

                           b. The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect Beneficial Ownership when the person became a Covered Person;

                           c.   The information specified in Paragraph (V)(C)
                                (2); and

                           d. The date that the report is submitted by the Covered Person.

                  2. Annual Holdings Reports: Each Covered Person shall deliver to a Designated Clearance Officer no later than February 1 of each year an annual report(2) of holdings, current as of a date no more than 30 days before the annual report is submitted and providing the following information:

                           a.   The name of the Covered Person;

                           b. The title, number of shares and principal amount of each Covered Security in which the Covered Person had any direct or indirect Beneficial Ownership;

                           c. The name of any broker, dealer, or bank with whom the Covered Person maintains an account in which any securities are held for the direct or indirect benefit of the Covered Person; and

                           d. The date that the report is submitted by the Covered Person.

         E.       EXCEPTIONS FROM REPORTING REQUIREMENTS

--------
(1) Pursuant to revised Rule 17j-1, the initial report for any Covered Person newly employed after 1 March 2000 is due within 10 days of notice to the Covered Person of his/her status as such. Covered Persons employed prior to or as of 1 March 2000 need not file initial reports.

(2) The first such annual report pursuant to revised Rule 17j-1 is due no later than 30 January 2001.

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                  1.       NON-INTERESTED BOARD MEMBERS: Any person who is a
                           Covered Person with respect to the Company solely by virtue of being a Non-interested Board Member shall be required to comply with Paragraphs (V)(B), (V)(C), and (V)(D), above, with respect to a transaction only if such person, at the time of that transaction, knew, or in the ordinary course of fulfilling his or her official duties as a Board Member of the Company should have known, that during the 15-day period immediately preceding the date of the transaction by such person, the security such person purchased or sold is or was purchased or sold by the Company or was being considered for purchase or sale by the Company, or investment adviser, or if applicable, portfolio management agent or investment sub-adviser.

                  2. No report shall be required of a Covered Person pursuant to Paragraphs (V)(C) and (V)(D) with respect to transactions effected for, and Covered Securities held in, any account over which the Covered Person has no direct or indirect influence or control.

                  3. No report shall be required of a Covered Person pursuant to Paragraph (V)(C) if such report would duplicate (a) information recorded pursuant to Rules 204-2(a)(12) or 204-2(a)(13) under the Investment Advisers Act of 1940, as amended, or (b) information contained in broker trade confirmations or account statements received by the Company, Harris Bank, or HIM with respect to the Covered Person in the time period required by Paragraph (V)(C)(2), provided that all of the information required by that Paragraph is contained in the broker trade confirmations or account statements, or in the records of the Company, Harris Bank, or HIM.

         F.       CERTIFICATION OF COMPLIANCE

                  Each Covered Person is required to certify annually that he or she has read and understood the Company's Code and recognizes that he or she is subject to such Code. Further, each Covered Person is required to certify annually that he or she has complied with all the requirements of the Code and that he or she has disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code. A form of certification is attached to this Code as Attachment B.

         G.       REPORTS TO BOARD MEMBERS

                  1. At each quarterly meeting, the Company's Board Members shall review a report regarding:


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                           a.       Any transaction that evidences a possible
                                    violation of this Code, including untimely filings of any reports required by this Code;

                           b. Any securities transaction that occurred during the prior quarter that may have been inconsistent with the provisions of the codes of ethics adopted by a Service Provider; and

                           c. Any significant remedial action taken in response to such violations described in paragraph 3 above.

                  2. In addition to the foregoing quarterly reports, at least annually the Company's Board Members shall review written reports of the Company and each Service Provider that:

                           a. Describe any issues arising under that entity's code of ethics or procedures since the last report to the Board Members, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to such material violations; and;

                           b. Certify that the Company or the Service Provider has adopted procedures reasonably necessary to prevent Access Persons (as defined in the Rule) from violating the Code.

         H.       REVIEW BY THE BOARD MEMBERS

                  Within six months after a Service Provider adopts any material change to its code of ethics, the Company's Board Members shall review such amended code and determine whether to approve it.

         I. Identification of Covered Persons. The Company shall identify all Covered Persons and inform them of their reporting obligation hereunder.


         J. Review Procedures. The Company shall institute and periodically review procedures (1) reasonably necessary to prevent violations of this Code and (2) pursuant to which appropriate management or compliance personnel review all reports required by this Code.

VI.      COVERED DIRECTORS AND COVERED OFFICERS


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         A.       The Company recognizes that a Covered Director or a Covered
                  Officer does not have on-going, day-to-day involvement with the investment operations of the Company. In addition, it has been the practice of the Company not to give information about securities purchased or sold by the Company or considered for purchase or sale by the Company to Covered Directors or Covered Officers in materials circulated until at least 15 days after such securities are purchased or sold by the Company or are considered for purchase or sale by the Company. Accordingly, the Company believes that less stringent controls are appropriate for Covered Directors or Covered Officers.

         B. The blackout period imposed by Paragraph (III)(A)and the securities pre-clearance requirement contained in Paragraph
                  (V)(B), above shall apply to a Covered Director or Covered Officer only if he or she knew or, in the ordinary course of fulfilling his or her official duties as a director or officer, should have known, that during the fifteen day period immediately before or after such person's transaction in a security or at the time of the transaction that the security purchased or sold by him or her was also purchased or sold by the Company or considered for purchase or sale by the Company.

VII.     SANCTIONS

         Upon discovering that a Covered Person has not complied with the requirements of this Code, the Designated Clearance Officer shall submit findings to the Company's Board. The Compliance Committee may impose on that Covered Person whatever sanctions the Compliance Committee deems appropriate, including, among other things, the unwinding of the transaction and the disgorgement of profits, letter of censure, suspension or termination of employment or removal from office. Any significant sanction imposed shall be reported to the Board Members in accordance with Paragraph (V)(G)(1)(c) above.

VIII.    ADVISER AND PRINCIPAL UNDERWRITER CODES

         The Company's investment adviser, portfolio management agent, investment sub-adviser and principal underwriter shall adopt, maintain and enforce separate codes of ethics with respect to their personnel in compliance with Rule 17j-1 and Rule 204-2(a)(12) of the Investment Advisers Act of 1940 or Section 15(f) of the Securities Exchange Act of 1934, as applicable, and shall forward to the Company's administrator and the Company's Counsel copies of such codes and all future amendments and modifications thereto.

IX.      RECORDKEEPING


         There shall be preserved with the Company's records in accordance with Rule 17j-1:
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         A.       This Code and any prior code in effect during the past five years, maintained in an easily accessible place;

         B. A record (maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs) of any violation of this Code, and of any action taken as a result of the violation;

         C. A copy (maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place) of each report made by a Covered Person as required by this Code, including any information provided pursuant to Paragraph (V)(E)(3)(b) in lieu of the quarterly reports otherwise required by this Code;

         D. A record (maintained in an easily accessible place) of all persons, currently or within the past five years, who are or were required to make reports under Paragraphs (V)(C) and
                 (V)(D) of this Code, or who are or were responsible for
                  reviewing these reports;

         E. A copy (maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place) of each report required by Paragraph
                 (V)(G) of this Code;

         F. A record (maintained by the Company for at least five years after the end of the fiscal year in which the approval is granted) of any decision, and the reasons supporting the decision, to approve the acquisition by investment personnel of securities under Paragraph III.C of this Code; and

         G. Any written report prepared by Harris Bank or HIM concerning the subject matter of this Code, maintained for at least five years after the end of the fiscal year in which it is made.

X.       CONFIDENTIALITY

         All information obtained from any Covered Person hereunder shall be kept in strict confidence, except that reports of securities transactions hereunder may be made available to the Securities and Exchange Commission or any other regulatory or self-regulatory organization, and may otherwise be disclosed to the extent required by law or regulation.

XI.      OTHER LAWS, RULE AND STATEMENTS OF POLICY

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         Nothing contained in this Code shall be interpreted as relieving any
         Covered Person from acting in accordance with the provision of any applicable law, rule, or regulation or any other statement of policy or procedures governing the conduct of such person adopted by the Company.

XII.     FURTHER INFORMATION

         If any person has any questions with regard to the applicability of the provisions of this Code generally or with regard to any securities transaction or transactions such person should consult a Designated Clearance Officer.


Dated:  24 February 2000

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                                  Attachment A

         The term "beneficial ownership" as used in the attached Code of Ethics (the "Code") is to be interpreted by reference to Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the "Rule"), except that the determination of direct or indirect beneficial ownership for purposes of the Code must be made with respect to all securities that a Covered Person has or acquires. Under the Rule, a person is generally deemed to have beneficial ownership of securities if the person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.

         The term "pecuniary interest" in particular securities is generally defined in the Rule to mean the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the securities. A person is refutably deemed to have an "indirect pecuniary interest" within the meaning of the Rule in any securities held by members of the person's immediate family sharing the same household, the term "immediate family" including any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, as well as adoptive relationships. Under the Rule, an indirect pecuniary interest also includes, among other things: a general partner's proportionate interest in the portfolio securities held by a general or limited partnership; a performance-related fee, other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; a person's right to dividends that is separated or separable from the underlying securities; a person's interest in securities held by certain trusts; and a person's right to acquire equity securities through the exercise or conversion of any derivative security, whether or not presently exercisable, the term "derivative security being generally defined as any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege at a price related to an equity security, or similar securities with, or value derived from, the value of an equity security. For purposes of the Rule, a person who is a shareholder of a corporation or similar entity is not deemed to have a pecuniary interest in portfolio securities held by the corporation or entity, so long as the shareholder is not a controlling shareholder of the corporation or the entity and does not have or share investment control over the corporation's or the entity portfolio.


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Attachment B

                HT Insight Funds, Inc. d/b/a Harris Insight Funds
                           Harris Insight Funds Trust

                              Annual Certification


         Pursuant to the requirements of the Code of Ethics of the HT Insight Funds, Inc. d/b/a Harris Insight Funds and Harris Insight Funds Trust (collectively referred to as the "Company"), the undersigned hereby certifies as follows:

         1.       I have read the Company's Code of Ethics.

         2. I understand the Code of Ethics and acknowledge that I am subject to it.

         3. Since the date of the last Annual Certification (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions required to be reported under the requirements of the Amended Code of Ethics.


Date:                                             ______________________________
                                                  Signature

                                                  ______________________________
                                                  Print Name




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